Exhibit 99.1

TScan Therapeutics Reports First Quarter 2025 Financial Results and Provides Corporate Update

Updates from the PLEXI-T™ solid tumor and ALLOHA™ heme Phase 1 clinical trials anticipated by end of year

On-track to file IND application for TSC-102-A0301 (CD45; HLA-A*03:01) to FDA in the second half of the year

Appointed commercial leader Stephen Camiolo as Senior Vice President, Market Access

Cash, cash equivalents, and marketable securities continue to fund operations into the first quarter of 2027

WALTHAM, Mass., May 6, 2025 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today reported financial results for the three months ended March 31, 2025, and provided a corporate update.

"This is an exciting year for TScan as we advance our mission of bringing life-changing T-cell therapies to patients with both heme and solid tumor malignancies,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “In the first quarter, we continued to enroll into singleplex dose levels in our PLEXI-T solid tumor trial. We look forward to dosing our first patient with multiplex therapy soon, and to sharing safety and efficacy data later this year. With respect to our heme program, we remain on track to initiate a registrational trial of TSC-101 in the latter half of the year. We continue to investigate TSC-101 in patients with AML, ALL, and MDS and plan to provide an update on the ALLOHA Phase 1 study, including two-year follow-up on initial patients, by year-end.”

Recent Corporate Highlights

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The Company recently announced an upcoming poster presentation: “CD45 as a Universal Target for Adjuvant TCR-T Cell Therapy Following Allogeneic Hematopoietic Cell Transplantation” at the American Society of Gene and Cell Therapy (ASGCT) 28th Annual Meeting, being held May 13-17 in New Orleans. Details on the presentation can be found here.

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In March, the Company appointed Stephen Camiolo as Senior Vice President, Market Access. Mr. Camiolo brings to TScan over 25 years of experience in market access, reimbursement, pricing strategy, sales, marketing, and account management across the pharmaceutical and biotechnology industries.

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The Company will participate in a fireside chat at the upcoming Bank of America 2025 Health Care Conference being held in Las Vegas, NV on Tuesday, May 13, 2025 at 3:40 p.m. Pacific Time. A webcast of the fireside chat will be available on the “Events and Presentations” section of the

Company’s website at ir.tscan.com. An archived replay of the webcast will be available on the Company’s website following the event.

Upcoming Anticipated Milestones

Heme Malignancies Program: TScan’s lead TCR-T therapy candidate, TSC-101, is designed to treat residual disease and prevent relapse in patients with acute myeloid leukemia (AML), acute lymphoblastic leukemia (ALL), or myelodysplastic syndrome (MDS) undergoing allogeneic hematopoietic cell transplantation (HCT) (the ALLOHA trial, NCT05473910).

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Plans to initiate a registrational trial for TSC-101, pending further feedback from regulatory authorities, in the second half of 2025.
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Expects to file an investigational new drug (IND) application for TSC-102-A0301, a TCR-T targeting an HLA-A*03:01-restricted epitope on CD45, in the second half of 2025.
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Plans to present additional data from the ALLOHA Phase 1 trial by the end of the year, including two-year relapse data on the initial patients.

Solid Tumor Program: TScan continues to develop the ImmunoBank, a collection of TCR-T therapy candidates that target different cancer-associated antigens presented on diverse HLA types. TScan’s strategy is to treat patients with multiple TCR-T therapy candidates to overcome tumor heterogeneity and resistance that may arise from either target or HLA loss (the PLEXI-T trial, NCT05973487).

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On track to dose first patient with multiplex TCR-T therapy in the first half of 2025.
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Safety and response data for multiplex TCR-T therapy anticipated by the end of the year.

First Quarter 2025 Financial Results

Revenue: Revenue for the first quarter of 2025 was $2.2 million, compared to $0.6 million for the first quarter of 2024. The increase was primarily due to timing of research activities pursuant to the Company’s collaboration agreement with Amgen.

R&D Expenses: Research and development (R&D) expenses for the first quarter of 2025 were $29.8 million, compared to $24.9 million for the first quarter of 2024. The increase of $4.9 million was primarily driven by an increase in laboratory supplies, research materials and studies expense due to start-up activities with a CDMO, as well as an increase in facility-related and personnel expenses associated with continued expansion of manufacturing capabilities. R&D expenses included non-cash stock compensation expense of $1.7 million and $1.1 million for the first quarter of 2025 and 2024, respectively.

G&A Expenses: General and administrative (G&A) expenses for the first quarter of 2025 were $8.6 million, compared to $7.1 million for the first quarter of 2024. The increase of $1.5 million was primarily driven by an increase in personnel expenses due to increased headcount to support business activities. G&A expenses included non-cash stock compensation expense of $1.7 million and $0.9 million for the first quarter of 2025 and 2024, respectively.

Net Loss: Net loss was $34.1 million for the first quarter of 2025, compared to $30.1 million for the first quarter of 2024, and included net interest income of $2.1 million and $1.2 million, respectively.

Cash Position: Cash, cash equivalents, and marketable securities as of March 31, 2025, were $251.7 million, excluding $5.0 million of restricted cash. The Company believes that its existing cash resources will be sufficient to fund its current operating plan into the first quarter of 2027.

Share Count: As of March 31, 2025, the Company had 56,590,627 shares of common stock outstanding, consisting of 52,314,039 shares of voting common stock and 4,276,588 shares of non-voting common stock. In addition, the Company had 73,087,945 of pre-funded warrants outstanding to purchase shares of voting common stock at an exercise price of $0.0001 per share. Pro forma outstanding shares as of March 31, 2025, inclusive of both common stock and pre-funded warrants, were 129,678,572.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidates are in development for the treatment of patients with hematologic malignancies to prevent relapse following allogeneic hematopoietic cell transplantation (the ALLOHA™ Phase 1 heme trial). The Company has developed and continues to expand its ImmunoBank, the Company’s repository of therapeutic TCRs that recognize diverse targets and are associated with multiple HLA types, to provide customized multiplex TCR-T therapies for patients with a variety of cancers (the PLEXI-T™ Phase 1 solid tumor trial). The Company is currently enrolling patients into both clinical programs.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, expectations, and timing relating to the Company’s hematologic malignancies program, including clinical updates of the ALLOHA Phase 1 heme trial, presentation of data, opening of expansion cohorts, filing of an IND for TSC-102-A0301, and initiation of registrational trials; the Company’s plans, progress, expectations and timing relating to the Company’s solid tumor program, including clinical updates of the PLEXI-T Phase 1 solid tumor trial, enrolling and dosing singleplex and multiplex patients, and presentation of data; the progress of the hematologic malignancies and solid tumor programs being indicative or predictive of the success of each program; the Company’s current and future research and development plans or expectations; the structure, timing and success of the Company’s planned preclinical development, submission of INDs, and clinical trials; the potential benefits of any of the Company’s proprietary platforms, multiplexing, or current or future product candidates in treating patients; the Company’s ability to fund its operating plan into the first quarter of 2027 with its existing cash, cash equivalents, and marketable securities; and the Company’s goals, strategy and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy product candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; TScan’s approved INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timeline; TScan’s plans relating to developing and commercializing its TCR-T therapy product candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy product candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Contacts

Heather Savelle
TScan Therapeutics, Inc.
VP, Investor Relations
857-399-9840
hsavelle@tscan.com

Maghan Meyers
Argot Partners
212-600-1902
TScan@argotpartners.com

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$154,108	$178,689
Other assets	178,601	192,429
Total assets	$332,709	$371,118
Liabilities and Stockholders' Equity
Total liabilities	$122,507	$130,148
Total stockholders' equity	210,202	240,970
Total liabilities and stockholders' deficit	$332,709	$371,118
Common stock and pre-funded warrants outstanding (1)	129,678,572	129,678,572

(1) Includes at March 31, 2025 and December 31, 2024, 73,087,945 issued and outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share.

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenue
Collaboration and license revenue	$2,171	$566
Operating expenses:
Research and development	29,788	24,857
General and administrative	8,633	7,082
Total operating expenses	38,421	31,939
Loss from operations	(36,250)	(31,373)
Interest and other income, net	2,802	2,190
Interest expense	(679)	(959)
Net loss	$(34,127)	$(30,142)
Net loss per share, basic and diluted	$(0.26)	$(0.32)
Weighted average common shares outstanding—basic and diluted (2)	129,678,572	94,875,893

(2) For the three months ended March 31, 2025 and 2024, 73,087,945 and 47,010,526 shares of the Company's voting common stock issuable upon exercise of pre-funded warrants are included as outstanding common stock in the calculation of basic and diluted net loss per share.